Exhibit 10.1
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (“Agreement”) made and entered into this 4th day of October, 2012 (the “Effective Date”), by and between BKEP Management, Inc., a Delaware corporation (the “Company”), and Mark Hurley (the “Executive”).
W I T N E S S E T H:
WHEREAS, the Company wishes to secure the services of the Executive subject to the contractual terms and conditions set forth herein; and
WHEREAS, the Executive is willing to enter into this Agreement upon the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, the parties hereto agree as follows:
1.Employment. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to accept such employment with the Company, all upon the terms and conditions set forth herein.

2.Term of Employment. Subject to the terms and conditions of this Agreement, the Executive shall be employed for a term commencing on the Effective Date and ending on the fifth anniversary of the Effective Date (the “Term”) unless sooner terminated as provided for herein. The Term shall renew automatically for additional one year terms, unless either party gives written notice no less than ninety (90) days prior to the expiration of the Term that it does not intend to extend the Term.

3.Duties and Responsibilities.

A.Capacity. During the Term, the Executive shall serve in the capacity of Chief Executive Officer subject to the supervision of the Board of Directors (the “Board”) of Blueknight Energy Partners G.P., L.L.C. (the “General Partner”).

B.Duties. During the Term, and excluding any periods of disability, vacation or sick leave to which the Executive is entitled, the Executive shall devote his full business time to the management of the business and affairs of the Company, the General Partner and Blueknight Energy Partners, L.P. (the “MLP”). The Executive may be required by the Board to provide services to, or otherwise serve as an officer or director of, any direct or indirect subsidiary of the Company, the General Partner or the MLP. During the Term, it shall not be a violation of this Agreement for the Executive to (i) serve on civic or charitable boards or committees and (ii) deliver lectures or fulfill speaking engagements, provided that such activities do not unreasonably interfere with the performance of the Executive’s duties hereunder.

C.Standard of Performance. The Executive will perform his duties under this Agreement with fidelity and loyalty, to the best of his ability, experience and talent and in a manner consistent with his duties and responsibilities.

4.Compensation.

A.Base Salary. The Company shall pay the Executive a salary (the “Base Salary”) of $425,000 per year. The Base Salary shall be payable in accordance with the general payroll practices of the Company in effect from time to time. During the Term, the Base Salary shall be reviewed at least annually by the Board after consultation with the Executive and may from time to time be increased (but not decreased) as solely determined by the Board. Effective as of the date of any such increase, the Base Salary as so increased shall be considered the new Base Salary for all purposes of this Agreement and may not thereafter be reduced. Any increase in the Base Salary shall not limit or reduce any other obligation of the Company to the Executive under this Agreement.

B.Sign-On Bonus. The Executive shall be entitled to a sign-on bonus in the amount of $100,000, with such amount payable within 30 days following the Effective Date, provided the Executive is employed by the Company on such date of payment.

C.Annual Bonus. The Executive shall be eligible to receive an annual, calendar-year bonus based on criteria determined in the discretion of the Board or a committee thereof (the “Annual Bonus”) with a target amount equal to 100% of the Executive’s Base Salary, payable in cash or common units of the MLP, provided the Executive is employed by the Company on the date such payment is made. Notwithstanding the foregoing, the Executive shall be entitled to a bonus of at least $425,000 for calendar year 2012, provided the Executive is employed by the Company on the date such payment is made.

D.Long-Term Incentive. In connection with his initial employment, the Executive will be awarded a grant of 500,000 Phantom Units pursuant to the Blueknight Energy Partners G.P., L.L.C. Long-Term Incentive Plan, subject to the terms and conditions set forth in the applicable award agreement.

E.Benefits.

(1)If and to the extent that the Company maintains employee benefit plans (including, but not limited to, pension, profit-sharing, disability, accident, medical, life insurance, and hospitalization plans) (it being understood that the Company may but shall not be obligated to do so), the Executive shall be entitled to participate therein in accordance with the Company’s regular practices with respect to similarly situated senior executives. The Company will have the right to amend or terminate any such benefit plans it may choose to establish.

(2)The Executive shall be entitled to prompt reimbursement from the Company for reasonable out-of-pocket expenses incurred by him in the course of the performance of his duties hereunder, upon the submission of appropriate documentation in accordance with the practices, policies and procedures applicable to other senior executives of the Company.

(3)The Executive shall be entitled to such vacation, holidays and other paid or unpaid leaves of absence as are consistent with the Company’s normal policies available to other senior executives of the Company or as are otherwise approved by the Board.

F.Payment by Affiliates. Compensation and benefits provided under this Agreement may, at the election of the Company, be provided for administrative convenience by any of the Company’s Affiliates.

5.Termination of Employment.

Notwithstanding the provisions of Section 2 hereof, the Executive’s employment hereunder shall terminate under any of the following conditions:
A.Death. The Executive’s employment under this Agreement shall terminate automatically upon his death.

B.Total Disability. The Company shall have the right to terminate this Agreement if the Executive becomes Totally Disabled. For purposes of this Agreement, “Totally Disabled” means that either (i) the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (ii) the Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company or any entity that would be considered a single “service recipient” with the Company pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Prior to a determination that the Executive is Totally Disabled, but after the Executive has exhausted all sick leave and vacation benefits provided by the Company, the Executive shall continue to receive his Base Salary, offset by any disability benefits he may be eligible to receive.

C.Termination by Company for Cause. The Executive’s employment hereunder may be terminated for Cause upon written notice by the Company. For purposes of this Agreement, “Cause” shall mean:

(1)	conviction of the Executive by a court of competent jurisdiction of any felony or a crime involving moral turpitude;

(2)	the Executive’s willful and intentional failure or willful and intentional refusal to follow reasonable and lawful instructions of the Board;

(3)	the Executive’s material breach or default in the performance of his obligations under this Agreement; or

(4)	the Executive’s act of misappropriation, embezzlement, intentional fraud or similar conduct involving the Company.

The Executive may not be terminated for Cause pursuant to subsections (2) and (3) above unless the Executive is given written notice of the circumstances constituting “Cause” (which notice, in the case of subsection (3), shall be provided within thirty (30) days following the event giving rise to Cause) and a reasonable period to cure such circumstances, which period shall be no less than thirty (30) days.
D.Termination for Good Reason. The Executive’s employment hereunder may be terminated by the Executive for Good Reason on written notice by the Executive to the Company. For purposes of this Agreement, “Good Reason” means the occurrence of any of the following circumstances without the Executive’s consent:

(1)	a material reduction in the Executive’s Base Salary;

(2)	a material diminution of the Executive’s duties, authority or responsibilities as in effect immediately prior to such diminution; or

(3)	the relocation of the Executive’s principal work location to a location more than 150 miles from its current location as of the Effective Date.

In order to be eligible for payment on account of a Good Reason termination, the Executive must: (i) provide written notice to the Company within 90 days following the first event or condition which gives rise to his claim of Good Reason under this section (the “Initial Breach”); (ii) provide the Company 30 days from the date of such notice in which to “cure” such event or condition and (iii) actually terminate employment within 30 days following the expiration of the cure period.
E.Deemed Resignations. Unless otherwise agreed to in writing by the Company and the Executive prior to the termination of the Executive’s employment, any termination of the Executive’s employment shall, without changing the basis for termination of employment or the impact of such termination on the Executive’s rights, if any, under this Agreement, constitute (i) an automatic resignation of the Executive from any position held as an officer of the Company and each Affiliate of the Company and (ii) an automatic resignation of the Executive from the Board (if applicable), from the board of directors or similar governing body of any Affiliate of the Company and from the board of directors or similar governing body of any corporation, limited liability entity or other entity in which the Company or any Affiliate holds an equity interest and with respect to which board or similar governing body the Executive serves as the Company’s or such Affiliate’s designee or other representative.

6.Payments Upon Termination.

A.Upon termination of the Executive’s employment hereunder, the Company shall be obligated to pay and the Executive shall be entitled to receive, within 10 days following the Executive’s date of termination or such earlier date as may be required under applicable law, the Base Salary which has accrued for services performed to the date of termination and which has not yet been paid. In addition, the Executive shall be entitled to any vested benefits to which he is entitled under the terms of any applicable benefit plan or program, long-term incentive plan, restricted unit plan and unit option plan of the Company, and, to the extent applicable, short-term or long-term disability plan or program with respect to any disability, or any life insurance policies and the benefits provided by such plan, program or policies, or applicable law as duly adopted from time to time by the Board, and in all events subject to the payment timing and other restrictions as may be set forth in such plan or program.

B.Upon termination of the Executive’s employment during the Term by the Company without Cause or by the Executive for Good Reason pursuant to Sections 5.C. or 5.D., as applicable, the Company shall be obligated to pay and the Executive shall be entitled to receive:

(1)all of the amounts and benefits described in Section 6.A. hereof;

(2)a lump-sum payment, payable on the 60th day following the Executive’s date of termination, equal to the amount of one year of the Executive’s Base Salary; and

(3)continued participation by the Executive and his dependents in all group health plans (medical, dental and vision), if any, of the Company for the remainder of the Term or, if shorter, for a period of eighteen (18) months following the Executive’s termination of employment, as if there had been no termination of employment.

Payments under Section 6.B., with the exception of amounts due pursuant to Section 6.B(1), are contingent upon the Executive’s execution of a release of all employment-related claims within 50 days following the Executive’s date of termination that is not revoked by the Executive during any applicable revocation period provided in such release; provided, however, that such release shall be contingent upon the Company’s satisfaction of all terms and conditions of this Section. The release shall be provided to the Executive within five days following the Executive’s date of termination.
C.If in connection with or within the 18 month period following the occurrence of a Change of Control, the Executive’s employment is terminated during the Term by the Company without Cause or by the Executive for Good Reason pursuant to Sections 5.C. or 5.D., as applicable, in lieu of the severance benefits under Section 6.B., the Executive will be entitled to the benefits identical to those set forth in Section 6.B. except that the amount described in subsection (2) will be equal to the sum of (i) one year of the Executive’s Base Salary and (ii) the Executive’s most recent annual bonus (if Executive has not received a bonus for calendar year 2012, the amount in clause (ii) shall be deemed to be equal to $425,000). Payment of severance amounts under this Section 6.C is subject to the release requirement described in Section 6.B. For purposes of this Agreement, “Change of Control” means, and shall be deemed to have occurred upon the occurrence of one or more of the following events: (i) any transaction or series of transactions pursuant to which Charlesbank Capital Partners, LLC and/or Vitol Holding B.V. or their respective Affiliates, cease to be the beneficial owner, on a combined basis, of 50% or more of the combined voting power of the equity interests in the General Partner; (ii) the limited partners of the MLP approve, in one or a series of transactions, a plan of complete liquidation of the MLP; (iii) the sale or other disposition by either the General Partner or the MLP of all or substantially all of its assets in one or more transactions to any individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity (a “Person”) other than the General Partner or an Affiliate of the General Partner; or (iv) a transaction resulting in a Person other than the General Partner or an Affiliate of the General Partner being the general partner of the MLP. For purposes of this Agreement, “Affiliate” means with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

D.Upon termination of the Executive’s employment upon the death of the Executive pursuant to Section 5.A. during the Term, the Company shall be obligated to pay, and the Executive shall be entitled to receive:

(1)all of the amounts and benefits described in Section 6.A.;

(2)a lump-sum payment, payable within 30 days following the Executive’s date of termination, equal to the amount of one year of the Executive’s Base Salary; and;

(3)any death benefit payable under a plan or policy provided by the Company; and

(4)continued participation by the Executive’s dependents in all group health plans (medical, dental and vision), if any, of the Company for the remainder of the Term or, if shorter, for a period of eighteen (18) months following the Executive’s termination of employment, as if there had been no termination of employment.

E.Upon termination of the Executive’s employment upon the Executive’s becoming Totally Disabled pursuant to Section 5.B. during the Term, the Company shall be obligated to pay, and the Executive shall be entitled to receive:

(1)all of the amounts and benefits described in Section 6.A.;

(2)a lump-sum payment, payable on the 60th day following the Executive’s date of termination, equal to the amount of one year of the Executive’s Base Salary; and

(3)continued participation by the Executive and his dependents in all group health plans (medical, dental and vision), if any, of the Company for the remainder of the Term or, if shorter, for a period of eighteen (18) months following the Executive’s termination of employment, as if there had been no termination of employment.

Payments under Section 6.E., with the exception of amounts due pursuant to Section 6.E(1), are contingent upon the Executive’s execution of a release of all employment-related claims within 50 days following the Executive’s date of termination that is not revoked by the Executive during any applicable revocation period provided in such release; provided, however, that such release shall be contingent upon the Company’s satisfaction of all terms and conditions of this Section. The release shall be provided to the Executive within five days following the Executive’s date of termination.
F.Upon voluntary termination of employment by the Executive for any reason whatsoever during the Term (other than for Good Reason as described in Section 6.B.), termination by the Company for Cause during the Term or any termination following the expiration of the Term, the Company shall have no further liability under or in connection with this Agreement, except to provide the amounts set forth in Section 6.A.

G.Upon voluntary or involuntary termination of employment of the Executive for any reason whatsoever during the Term or expiration of the Term, the Executive shall continue to be subject to the provisions of Sections 7 and 8, hereof (it being understood and agreed that such provisions shall survive any termination or expiration of the Executive’s employment hereunder for any reason whatsoever).

H.For the avoidance of doubt, while termination of employment with the Company will end the Company’s obligations pursuant to Section 4, termination of employment for purposes of rights to severance payments under Sections 6.B., 6.C., 6.D. or 6.E. of this Agreement shall not be deemed to have occurred until the Executive has terminated employment with the Company and all of its Affiliates, for so long as such entities are considered a single service recipient for purposes of determining whether a ’separation from service’ has occurred under Section 409A of the Code.

7.Confidentiality and Return of Property.

A.Confidential Information.

(1)Company Information. The Company agrees that it will provide the Executive with Confidential Information that will enable the Executive to optimize the performance of the Executive’s duties to the Company. In exchange, the Executive agrees to use such Confidential Information solely for the Company’s benefit. The Company and the Executive agree and acknowledge that its provision of such Confidential Information is not contingent on the Executive’s continued employment with the Company. Notwithstanding the preceding sentence, upon the termination of the Executive’s employment for any reason, the Company shall have no obligation to provide the Executive with its Confidential Information. “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products services, customer lists and customers (including, but not limited to, customers of the Company on whom the Executive called or with whom the Executive became acquainted during the term of the Executive’s employment), markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing finances or other business information disclosed to the Executive by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment. Confidential Information does not include any of the foregoing items which has become publicly known and made generally available through no wrongful act of the Executive or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions. For purposes of this Section 7, references to the Company include the General Partner or any Affiliate.

The Executive agrees at all times during the Term and thereafter, to hold in strictest confidence, and not to use, except for the exclusive benefit of the Company, or to disclose to any person or entity without written authorization of the Board, any Confidential Information of the Company.
(2)Third Party Information. The Executive recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. The Executive shall hold all such confidential or proprietary information in the strictest confidence and not disclose it to any person or entity or use it except as necessary in carrying out the Executive’s work for the Company consistent with the Company’s agreement with such third party.

B.Returning Company Documents. At the time of leaving the employ of the Company, the Executive will deliver to the Company (and will not keep in the Executive’s possession) specifications, drawings blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by the Executive pursuant to the Executive’s employment with the Company or otherwise belonging to the Company, its successors or assigns.

C.Notification of New Employer. In the event that the Executive leaves the employ of the Company, the Executive agrees to notify the Executive’s new employer about the Executive’s rights and obligations under this Agreement and to certify to the Company in writing that the Executive has complied with the requirements of this Section 7.C; provided, however, that if the Executive does not comply with the requirements of this Section 7.C., the Executive grants consent to notification by the Company to the Executive’s new employer about the Executive’s rights and obligations under this Agreement.

D.Representations. The Executive agrees to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. The Executive represents that his performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by the Executive in confidence or in trust prior to the Executive’s employment by the Company. The Executive has not entered into, and the Executive agrees that he will not enter into, any oral or written agreement in conflict herewith.

8.Protective Covenants. In return for the Company’s provision of Confidential Information and the other consideration provided under this Agreement, the Executive agrees to the following:

A.Restriction on Interfering with Employee Relationships. During the Executive’s employment with the Company, and for a period of 12 months following the termination of the Executive’s employment with the Company, the Executive will not, either directly or indirectly, hire, call on, solicit, or take away, or attempt to call on, solicit or take away any of the employees or officers of the Company.

B.Restriction on Interfering with Customer Relationships. During the Executive’s employment with the Company, the Executive will not, directly or indirectly, except in connection with the Executive’s employment with the Company, service, call on, solicit, or take away, or attempt to call on, solicit, or take away any of those customer entities and/or persons who conduct business with the Company. For a period of 12 months following the termination of the Executive’s employment with the Company, the Executive will not directly service, call on, solicit, or take away, or attempt to call on, solicit, or take away any of the Company’s established customers.

C.The Executive understands that the nonsolicitation covenants of this Section 8 may limit his ability to earn a livelihood in a business similar to the business of the Company, but as an executive officer of the Company he nevertheless agrees and hereby acknowledges that: (i) the terms and provisions of this Agreement are reasonable and necessary to protect the Company’s interests; (ii) the consideration provided by the Company under this Agreement is not illusory; (iii) the consideration given by the Company under this Agreement, including, without limitation, any amounts or benefits contemplated to be provided to the Executive hereunder following the Executive’s termination of employment other than for Cause or by the Executive’s resignation for Good Reason, gives rise to the Company’s interest in restraining and prohibiting the Executive from interfering with the Company’s employee relationships or customer relationships as provided under this Section 8; (iv) the Executive’s covenant not to interfere with the Company’s employee relationships or customer relationships pursuant to this Section 8 is designed to enforce the Executive’s consideration (or return promises), including, without limitation, the Executive’s promise to not disclose Confidential Information under this Agreement; and (v) such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company. In consideration of the foregoing, and in light of the Executive’s education, skills, and abilities, the Executive agrees that he will not assert that, and it should not be considered that, any provisions of Section 8 hereof are otherwise void, voidable, or unenforceable or should be voided or held unenforceable.

D.The Executive agrees that the period during which the covenants contained in this Section 8 shall be effective shall be computed by excluding from such computation any time during which the Executive is in violation of any provision of this Section 8.

E.The covenants on the part of the Executive in this Section 8 shall be construed as an agreement independent of any other agreement and independent of any other provision of this Agreement, and the existence of any claim or cause of action by the Executive against the Company, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants.

F.In the event that the Executive breaches any provisions of Section 7 or this Section 8 or there is a threatened breach, then, in addition to any other rights which the Company may have, the Company shall be entitled, without the posting of a bond or other security, to injunctive relief to enforce the restrictions contained in such Sections.

G.Each of the rights and remedies enumerated in Section 8.F. shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company at law or in equity. If any of the covenants contained in this Section 8, or any part of any of them, is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants or rights or remedies which shall be given full effect without regard to the invalid portions. If any of the covenants contained in this Section 8 is held to be invalid or unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and in its reduced form such provision shall then be enforceable. No such holding of invalidity or unenforceability in one jurisdiction shall bar or in any way affect the Company’s right to the relief provided in this Section 8 or otherwise in the courts of any other state or jurisdiction as to breaches of such covenants in such other states or jurisdictions, such covenants being, for this purpose, severable into diverse and independent covenants.

H.In the event that an actual proceeding is brought in equity to enforce the provisions of Section 7 or this Section 8, the Executive shall not urge as a defense that there is an adequate remedy at law nor shall the Company be prevented from seeking any other remedies which may be available.

9.Agreements and Representations by the Executive. The Executive represents that (i) he is under no contractual obligation to a previous third party based on a restrictive covenant or confidentiality or non-competition agreement (“Third Party Agreement”) that would prevent him in any way from accepting employment with the Company as set forth in this Agreement, or (ii) such third party has expressly waived in writing the provisions of such Third Party Agreement, or has otherwise consented in writing to the Executive’s accepting employment with the Company notwithstanding such Third Party Agreement, and the Executive has provided a copy of such waiver or consent to the Company.

10.Arbitration. Except as provided otherwise in Section 8.F, any dispute arising out of or relating to this Agreement, including the breach, termination or validity thereof, shall be finally resolved by arbitration in accordance with the Employment Arbitration Rules of the American Arbitration Association (“AAA”) in effect on the date of this Agreement by a single arbitrator selected in accordance with the AAA Rules. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1-16, and judgment on the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The place of arbitration shall be in Oklahoma City, Oklahoma. The arbitrator’s decision must be based on the provisions of this Agreement and the relevant facts, and the arbitrator’s reasoned decision and award shall be binding on both parties. The parties will each bear their own attorneys’ fees and costs in connection with any dispute.

11.Notices. All notices and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by registered or certified mail (return receipt requested and with postage prepaid thereon) or by facsimile transmission to the respective parties at the following addresses (or at such other address as either party shall have previously furnished to the other in accordance with the terms of this Section):

if to the Company:

BKEP Management, Inc.
201 NW 10th, Suite 200
Oklahoma City, OK 73103
Attention: Chairman of the Board

if to the Executive:

Mark Hurley
5226 Calle Montilla Place
Houston, TX 77007

12.Amendment; Waiver. The terms and provisions of this Agreement may be modified or amended only by a written instrument executed by each of the parties hereto, and compliance with the terms and provisions hereof may be waived only by a written instrument executed by each party entitled to the benefits thereof. No failure or delay on the part of any party in exercising any right, power or privilege granted hereunder shall constitute a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege granted hereunder.

13.Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersede all prior written or oral agreements or understandings between the parties relating thereto. For the avoidance of doubt, the Phantom Unit Agreement between the Executive and General Partner, dated as of October 4, 2012 and the Second Amended and Restated Limited Liability Company Agreement of Blueknight GP Holding, LLC dated as of October 4, 2012 remain in force and effect in accordance with their terms.

14.Severability. In the event that any term or provision of this Agreement is found to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining terms and provisions hereof shall not be in any way affected or impaired thereby, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained therein.

15.Executive Acknowledgement. The Executive acknowledges that the Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on the Executive’s own judgment after having had the opportunity to consult with advisors of the Executive’s choosing.

16.Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns (it being understood and agreed that, except as expressly provided herein, nothing contained in this Agreement is intended to confer upon any other person or entity any rights, benefits or remedies of any kind or character whatsoever). The Executive may not assign this Agreement without the prior written consent of the Company. Except as otherwise provided in this Agreement, the Company may assign this Agreement to any of its Affiliates or to any successor (whether by operation of law or otherwise) to all or substantially all of its business and assets without the consent of the Executive.

17.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Oklahoma (except that no effect shall be given to any conflicts of law principles thereof that would require the application of the laws of another jurisdiction).

18.Headings. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

19.Section 409A.

A.Each payment under this Agreement, including each payment in a series of installment payments, is intended to be a separate payment for purposes of Treas. Reg. § 1.409A-2(b), and is intended to be: (i) exempt from Section 409A of the Code, including, but not limited to, by compliance with the short-term deferral exemption as specified in Treas. Reg. § 1.409A-1(b)(4) and the involuntary separation pay exception within the meaning of Treas. Reg. § 1.409A-1(b)(9)(iii), or (ii) in compliance with Section 409A of the Code, including, but not limited to, being paid pursuant to a fixed schedule or specified date pursuant to Treas. Reg. § 1.409A-3(a) and the provisions of this Agreement will be administered, interpreted and construed accordingly.

B.All reimbursements or provision of in-kind benefits pursuant to this Agreement shall be made in accordance with Treasury Regulation § 1.409A-3(i)(1)(iv) such that the reimbursement or provision will be deemed payable at a specified time or on a fixed schedule relative to a permissible payment event. Specifically, the amount reimbursed or in-kind benefits provided under this Agreement during the Executive’s taxable year may not affect the amounts reimbursed or provided in any other taxable year (except that total reimbursements may be limited by a lifetime maximum under a group health plan), the reimbursement of an eligible expense shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred, and the right to reimbursement or provision of in-kind benefit is not subject to liquidation or exchange for another benefit.

C.Notwithstanding the foregoing provisions of this Agreement, if the payment of any severance compensation or severance benefits under Section 6 would be subject to additional taxes and interest under Section 409A of the Code because the timing of such payment is not delayed as provided in Section 409A(a)(2)(B)(i) of the Code, and the Executive constitutes a specified employee within the meaning of Section 409A(a)(2)(B)(i) of the Code, then any such payments that the Executive would otherwise be entitled to during the first six months following the Executive’s separation from service within the meaning of Section 409A(a)(2)(A)(i) of the Code shall be accumulated and paid on the date that is six months after the Executive’s separation from service (or if such payment date does not fall on a business day of the Company, the next following business day of the Company), or such earlier date upon which such amount can be paid under Section 409A of the Code without being subject to such additional taxes and interest.

20.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has signed this Agreement as of the Effective Date.

BKEP MANAGEMENT, INC.

/s/ Alex G. Stallings
By: Alex G. Stallings

EXECUTIVE

/s/ Mark Hurley
Mark Hurley